Exhibit 3.5

CERTIFICATE OF DESIGNATIONS

OF

6.50% SERIES A CONVERTIBLE PREFERRED STOCK

OF

XPONENTIAL FITNESS, INC.

Xponential Fitness, Inc., a Delaware corporation (the “Company”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, (a) on [    ], 2021, the board of directors of the Company (the “Board of Directors”), pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company (as such may be amended, modified or restated from time to time, in each case to the extent not prohibited by Section 6(b) of this Certificate of Designations, the “Charter”), adopted the resolution set forth immediately below, which resolution is now, and at all times since its date of adoption has been, in full force and effect:

RESOLVED, that pursuant to the express authorization provided to the Board of Directors to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix, without further stockholder approval, the designation, powers, preferences and relative, participating, optional or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions thereof, a series of preferred stock be, and hereby is, created and designated 6.50% Series A Convertible Preferred Stock, and that the designation and number of shares of such series, and the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, are as set forth in this certificate of designations, as it may be amended, modified or restated from time to time (the “Certificate of Designations”) as follows:

Section 1 Designation and Number of Shares. Pursuant to the Charter, there is hereby created out of the authorized and unissued shares of preferred stock of the Company, par value $0.0001 per share (“Preferred Stock”), a series of Preferred Stock initially consisting of [    ] shares of Preferred Stock designated as the “6.50% Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors or any duly authorized committee thereof, subject to the terms and conditions hereof and the requirements of applicable law; provided that (i) no increase shall cause the number of authorized shares of Series A Convertible Preferred Stock to exceed the total number of authorized shares of Preferred Stock and (ii) no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to a number less than the number of such shares then outstanding.

Section 2 General Matters; Ranking. Each share of Series A Convertible Preferred Stock shall be identical in all respects to every other share of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock, with respect to distributions, including upon the redemption, liquidation, winding-up or dissolution, as applicable, of the Company, shall rank (i) senior to each class or series of Junior Securities, (ii) on parity with each class or series of Parity Securities (if any), (iii) junior to each class or series of Senior Securities (if any) and (iv) junior to the Company’s existing and future indebtedness and other liabilities.

Section 3 Definitions. As used herein with respect to the Series A Convertible Preferred Stock:

(a) “Affiliate” means, when used with reference to a specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls (alone or through an affiliated group), is controlled by, or is under common control with, such specified Person, including any investment vehicle under common management of such Person, (b) any Person that is an officer, director, manager, member, partner, or trustee of, or serves in a similar capacity with respect to, such specified Person (or an Affiliate of such Person) or of which such specified Person is an officer, director, member, manager, partner or trustee, or with respect to which such Person serves in a similar capacity or (c) any Person who is a Family Member of such specified Person; provided that the holders of the Series A Convertible Preferred Stock as of the Initial Issue Date will not be Affiliates of the Company.

(b) “Applicable Premium” means (i) with respect to a redemption or liquidation occurring on or prior to the fifth anniversary of the Initial Issue Date, the sum of (1) all required and unpaid Preferential Coupons due on the Series A Convertible Preferred Stock payable at the Preferential Coupon Rate from the applicable date of redemption through the date that is five (5) years after the Initial Issue Date plus (2) 5.0% of the Fixed Liquidation Preference of the Series A Convertible Preferred Stock being so redeemed and (ii) with respect to a redemption or liquidation occurring after the fifth anniversary of the Initial Issue Date, but on or prior to the sixth anniversary of the Initial Issue Date, 5.0% of the Fixed Liquidation Preference.

(c) “Average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.

(d) “Business Day” means any day other than a Saturday, Sunday or other day that banks are not authorized to be open for business in the State of California.

(e) “Class A Common Stock” means the Class A Common Stock of the Company, par value $0.0001 per share.

(f) “Class B Common Stock” means the Class B Common Stock of the Company, par value $0.0001 per share.

(g) “Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

(h) “Conversion Rate” per share of Series A Convertible Preferred Stock means [ ] shares of Class A Common Stock, which amount is subject to adjustment as set forth herein. Whenever this Certificate of Designations refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference shall be deemed to be the Conversion Rate as of the close of business on such date.

(i) “Conversion Price” means, at any time, for each share of Series A Convertible Preferred Stock, a dollar amount equal to $1,000 divided by the then-applicable Conversion Rate, which, for the avoidance of doubt, shall initially be $[ ].

(j) “Convertible Securities” means any security convertible into or exchangeable for Class A Common Stock.

(k) “Coupon Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on [September 30, 2021].

(l) “Coupon Period” means the period from, and including, a Coupon Payment Date to, but excluding, the next Coupon Payment Date, except that the initial Coupon Period shall commence on, and include, the Initial Issue Date and shall end on, and exclude, the first Coupon Payment Date.

(m) “Effective Price” has the following meaning with respect to the issuance or sale of any shares of Class A Common Stock or any Equity-Linked Securities:

A. in the case of the issuance or sale of shares of Class A Common Stock, the value of the consideration received by the Company for such shares, expressed as an amount per share of Class A Common Stock; and

B. in the case of the issuance or sale of any Equity-Linked Securities, an amount equal to a fraction whose (1) numerator is equal to the sum, without duplication, of (x) the value of the aggregate consideration received by the Company for the issuance or sale of such Equity-Linked Securities; and (y) the value of the minimum aggregate additional consideration, if any, payable to purchase or otherwise acquire shares of Class A Common Stock pursuant to such Equity-Linked Securities; and (2) denominator is equal to the maximum number of shares of Class A Common Stock underlying such Equity-Linked Securities;

provided, however, that:

(x) for purposes of clause (B) above, if such minimum aggregate consideration, or such maximum number of shares of Class A Common Stock, is not determinable at the time such Equity-Linked Securities are issued or sold, then (1) the initial consideration payable under such Equity-Linked Securities, or the initial number of shares of Class A Common Stock underlying such Equity-Linked Securities, as applicable, will be used; and (2) at each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions), there will be deemed to occur, for purposes of Section 11(g) and without affecting any prior adjustments theretofore made to the Conversion Rate, an issuance of additional Equity-Linked Securities;

(y) for purposes of clause (B) above, the surrender, extinguishment, maturity or other expiration of any such Equity-Linked Securities will be deemed not to constitute consideration payable to purchase or otherwise acquire shares of Class A Common Stock pursuant to such Equity-Linked Securities; and

(z) the “value” of any such consideration will be the fair value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued or sold, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

(n) “Effective Date” means, in the case of Class A Common Stock, the first date on which the shares of Class A Common Stock trade on the Relevant Stock Exchange, regular way, reflecting the relevant share split or share combination, as applicable.

(o) “Equity-Linked Securities” means any rights, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Class A Common Stock.

(p) “Ex-Date” means the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the Class A Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(q) “Family Member” means, with respect to any Person, such Person’s spouse or lineal descendants (whether natural or adopted).

(r) “Fixed Liquidation Preference” means, as to shares of Series A Convertible Preferred Stock, initially $1,000 per share, subject to adjustment as set forth in Section 4, including, for the avoidance of doubt, any PIK Coupons.

(s) “Holder Majority” means, holders of record of a majority of the outstanding shares of Preferred Stock, voting together as a single class, provided that such majority must include the MSD Investor so long as the MSD Investor or its Permitted Transferees holds, collectively, not less than 50% of the number of shares of Series A-1 Convertible Preferred Stock or Series A Convertible Preferred Stock issued to it on the Initial Issue Date (including any shares of Series A Convertible Preferred Stock issued upon conversion of Series A-1 Preferred Stock pursuant to Section 10).

(t) “Indebtedness” shall have the meaning given to it under the Financing Agreement as in effect on the date hereof.

(u) “Initial Holder” means, as to a share of Preferred Stock, the Person to which such share was issued and sold pursuant to the Securities Purchase Agreement.

(v) “Initial Issue Date” means the first original issue date of either shares of the Series A Convertible Preferred Stock or shares of the Series A-1 Convertible Preferred Stock.

(w) “Junior Securities” means (i) the Common Stock and (ii) each other class or series of capital stock of the Company established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks (x) senior to the Series A Convertible Preferred Stock as to distribution rights, including upon the Company’s liquidation, winding-up or dissolution or (y) on parity with the Series A Convertible Preferred Stock as to distribution rights, including upon the Company’s liquidation, winding-up or dissolution.

(x) “Last Reported Sale Price” for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Class A Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock is then listed. If the Class A Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Class A Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Class A Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Class A Common Stock on such Trading Day from each of at least three (3) nationally recognized independent investment banking firms selected by the Company.

(y) “Liquidity Conditions” will be satisfied with respect to a Mandatory Conversion if (A) either (1) each share of Class A Common Stock to be issued upon such Mandatory Conversion of any Series A Convertible Preferred Stock would be eligible to be offered, sold or otherwise transferred by the holder of such Series A Convertible Preferred Stock pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor rule thereto), without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice; or (2) the offer and sale of such share of Class A Common Stock by such holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Company to remain effective and usable, by such holder to sell such share of Class A Common Stock, continuously during the period from, and including, the date the related Mandatory Conversion Notice is sent to, and including, the forty fifth (45th) Trading Day after the date such share of Class A Common Stock is issued; and (ii) the offer, sale or other transfer of such share of Class A Common Stock by such holder would not be subject to any registration or notice requirement under any U.S. State securities or “blue sky” laws (other than those that have been fully satisfied or complied with); (B) each share of Class A Common Stock referred to in clause (A) above (i) will, when issued or sold pursuant to the effective registration statement referred to above, be admitted for book-entry settlement through The Depository Trust Company; and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on a nationally recognized stock exchange; and (C) the average public float for the Class A Common Stock over the most recent 30 consecutive Trading Day period exceeds $400.0 million and the average daily trading volume for the Class A Common Stock for 20 Trading Days in a 30 consecutive Trading Day period ending on the date of such mandatory conversion exceeds $8.0 million per day, in each case as displayed by Bloomberg (or its equivalent successor).

(z) “LLC Agreement” means the Limited Liability Company Operating Agreement of the Operating LLC, dated as of [ ], 2021.

(aa) “LLC Units” means the common limited liability interest of the Operating LLC.

(bb) “Market Disruption Event” means (i) a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or (ii) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Class A Common Stock, for more than a one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Class A Common Stock.

(cc) “MSD Investor” means any holders of the Series A Convertible Preferred Stock that are Affiliates of MSD Partners, L.P. or MSD Capital, L.P.

(dd) “New Securities” means all Class A Common Stock, Convertible Securities, and Equity-Linked Securities, other than: (A) issuances pursuant to Section 11(j); (B) shares of any class of capital stock of the Company issued on a pro rata basis to all holders of such class as a stock dividend or upon any stock split or other subdivision of shares of capital stock; (C) shares of capital stock of the Company issued as consideration in connection with an acquisition by the Company, approved by the Board of Directors, of assets or capital stock of any Person; (D) shares of Class A Common Stock, Convertible Securities and Options issued to officers, directors, employees or consultants of the Company pursuant to any equity incentive plan adopted or approved by the Board of Directors from time to time, including any shares of Class A Common Stock issuable upon exercise of any such Option or settlement or vesting of any award issued under such plans, (E) rights issued pursuant to a shareholder rights plan, (F) the Company’s issuance of securities pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the disinterested members of the Board of Directors and (G) issuances of securities by the Company in an underwritten public offering under the Securities Act or pursuant to a customary marketed Rule 144A offering under the Securities Act (or any successor rule thereto), including any related capped call, call spread or similar derivative security issued in connection therewith.

(ee) “Operating LLC” means Xponential Intermediate Holdings LLC.

(ff) “Options” means any options, warrants or other rights to subscribe for or to purchase, or any options for the purchase of, any Class A Common Stock or Convertible Securities.

(gg) “Ownership Threshold” means (i) the Initial Holders beneficially own (in any mix of Series A Convertible Preferred Stock and/or Series A-1 Convertible Preferred Stock) at least 50% of the shares of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock in the aggregate issued to such holder on the Initial Issue Date (including any shares of Series A Convertible Preferred Stock issued upon conversion of Series A-1 Preferred Stock pursuant to Section 10); and (ii) (x) with respect to Section 6(b)(viii), the MSD Investor beneficially owns (in any mix of Series A Convertible Preferred Stock and/or Series A-1 Convertible Preferred Stock) at least 50% of the shares of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock in the aggregate issued to the MSD Investor on the Initial Issue Date (including any shares of Series A Convertible Preferred Stock issued upon conversion of Series A-1 Preferred Stock pursuant to Section 10), or (y) with respect to Section 6(b)(v), MSD Investor beneficially owns (in any mix of Series A Convertible Preferred Stock and/or Series A-1 Convertible Preferred Stock) at least 20% of the shares of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock in the aggregate issued to the MSD Investor on the Initial Issue Date, as applicable; provided that Transfers of any shares of Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock during the occurrence and continuance of an Event of Default shall be disregarded for purposes of calculating the Ownership Threshold.

(hh) “Parity Securities” means any class or series of capital stock of the Company established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank on parity with the Series A Convertible Preferred Stock as to distribution rights, including upon the Company’s liquidation, redemption, winding-up or dissolution.

(ii) “Permitted Party” means any Person that is an Affiliate of Mark Grabowski or Anthony Geisler.

(jj) “Permitted Transfer” means any one of the following (i) any Transfer by a holder of Preferred Stock of all or any part of his, her or its shares of Preferred Stock as a gift into trust established by said holder (or an Affiliate thereof) for the benefit of himself, herself and/or a Family Member of such holder (or an Affiliate thereof) and from which such shares, pursuant to the express terms of the governing instrument of such trust, cannot be distributed other than to said holder or an Affiliate thereof during said holder’s (or its Affiliate’s) lifetime and such holder (or an Affiliate thereof) retains voting control of said shares during said holder’s (or its Affiliate’s) lifetime; (ii) upon termination of a trust, custodianship, guardianship or similar arrangement, the beneficiary of which is either a holder or a Family Member, a Transfer by the trustee, custodian, guardian or other fiduciary to the Person or Persons who, in accordance with the provisions of said trust, custodianship, guardianship or similar arrangement, are entitled to receive the shares held therein; (iii) with respect to a holder that is a corporation, partnership or limited liability company, a Transfer of all or a portion of such holder’s shares to the members of such corporation, partners of such partnership or the members of such limited liability company in connection with the liquidation or dissolution of such corporation, partnership or limited liability company; or (iv) Transfers between Persons meeting the definition of the MSD Investor, Transfers to an Affiliate, or Transfers of interests in any of the foregoing.

(kk) “Permitted Transferee” means a transferee of any security of the Company in a Permitted Transfer.

(ll) “Person” means any individual, sole proprietorship, general partnership, limited partnership, corporation, business trust, trust, joint venture, limited liability company, association, joint stock company, bank, unincorporated organization or any other form of entity.

(mm) “PIK Rate” means the Preferential Coupon Rate plus 1.00%.

(nn) “Preferential Coupon Rate” shall mean a rate per annum of 6.50% of the Fixed Liquidation Preference per share of Series A Convertible Preferred Stock.

(oo) “Proportionate Portion” means the portion of the New Securities available for purchase by a holder of Series A Convertible Preferred Stock, which shall be determined by (a) multiplying the total New Securities available for purchase by (b) a fraction, the numerator of which is the sum of the number of shares of Class A Common Stock underlying the Series A Convertible Preferred Stock held by such holders, and the denominator of which is the sum of: (i) the total number of shares of Class A Common Stock outstanding, (ii) the number of shares of Class A Common Stock issuable upon exchange of then outstanding LLC Units and (iii) the number of shares of Class A Common Stock underlying the outstanding Preferred Stock, in each case as of the applicable date.

(pp) “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the applicable security have the right to receive any cash, securities or other property or in which such security is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of such security entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

(qq) “Record Holder” means, with respect to any Coupon Payment Date, a holder of record of the shares of Series A Convertible Preferred Stock as such holder appears on the stock register of the Company at the close of business on the related Regular Record Date.

(rr) “Regular Record Date” means, with respect to any Coupon Payment Date, the March 15, June 15, September 15 and December 15, as the case may be, immediately preceding the relevant Coupon Payment Date. These Regular Record Dates shall apply regardless of whether a particular Regular Record Date is a Business Day.

(ss) “Relevant Stock Exchange” means the principal U.S. national or regional securities exchange on which the Class A Common Stock is then listed or, if the Class A Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Common Stock is then listed or admitted for trading.

(tt) “Sale of the Company” means (i) a sale or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, on a consolidated basis, in any transaction or series of related transactions, (ii) any merger, consolidation or reorganization to which the Company or any of its Subsidiaries are parties, except for a merger, consolidation or reorganization in which, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s or such Subsidiary, as the case may be, outstanding equity securities (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization will own directly or indirectly, immediately following the merger, consolidation or reorganization, equity securities holding a majority of the voting power of the Company or such Subsidiary, as the case may be, in substantially the same proportions vis-à-vis each other as immediately before such transaction, (iii) other than pursuant to Permitted Transfer(s) or in connection with the conversion or exchange of LLC Units pursuant to the LLC Agreement, any sale, transfer or issuance or series of sales, transfers and/or issuances of the equity securities of the Company or any of its Subsidiaries which results in any person, other than a Permitted Party or the holders of the Preferred Stock owning at least twenty percent (20%) of the equity securities of the Company or such Subsidiary, as the case may be, or (iv) the Class A Common Stock ceases to be listed on a nationally recognized stock exchange.

(uu) “Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

(vv) “Securities Purchase Agreement” means that certain Securities Purchase Agreement dated June 25, 2021, by and among the purchasers listed on Exhibit A thereto and the Company.

(ww) “Senior Securities” means each class or series of capital stock of the Company established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Series A Convertible Preferred Stock as to distribution rights, including upon the Company’s liquidation, redemption, winding-up or dissolution.

(xx) “Spin-Off” means a payment of a dividend or other distribution on the Class A Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange.

(yy) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof entitled to control the board of managers, general partner or similar governing body of such entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity.

(zz) “Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of [    ], 2021, by and among the Company and the other parties thereto.

(aaa) “Total Leverage Ratio” has the meaning set forth in the Financing Agreement, dated April 19, 2021, with Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders party thereto, (the “Financing Agreement”), as in effect on the date of this Certificate of Designations (including the related defined terms contained therein), as modified to: (i) include all Indebtedness of the Company and its Subsidiaries in the numerator and (ii) not allow for the netting of the cash proceeds of any Indebtedness incurred in connection with the calculation of such Total Leverage Ratio that is applied to the balance sheet of the Company or any of its Subsidiaries or for working capital, as applicable (for example, the Company could not borrow $100.0 million, leaving $100.0 million on its balance sheet as a means of circumventing the Total Leverage Ratio incurrence test; however, for avoidance of doubt, in this example cash not raised from the $100.0 million debt incurrence will be netted for purposes of the Total Leverage Ratio); provided that such definition shall exclude cash adjustments for franchise sales; provided, further, it shall be agreed that Consolidated EBITDA for the twelve months ended March 30, 2021 (after giving effect to the exclusion of such cash adjustments for franchise sales) for the purposes of calculating the Total Leverage Ratio for such period is $15,877,257.

(bbb) “Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in the Class A Common Stock generally occurs on the Relevant Stock Exchange; provided that if the Class A Common Stock is not listed or admitted for trading, “Trading Day” means any Business Day.

(ccc) “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, assignment, pledge, hypothecation, the discretionary or obligatory distribution from a trust, or other disposition or encumbrance and, as a verb, voluntarily or involuntarily to transfer, sell, assign, exchange, pledge, hypothecate, distribute from a trust or otherwise dispose of or encumber any shares of Series A Convertible Preferred Stock (or any rights, obligations or interests therein or held thereby), including, without limitation, the distribution of any shares of Series A Convertible Preferred Stock by a Person that is a legal entity to its shareholders, members, partners or other beneficiaries upon such Person’s liquidation or dissolution, by means of a dividend or otherwise. Transfer shall include, without limitation, all Transfers, whether directly or indirectly (including, with respect to any stockholder that is not a natural person, by virtue of any direct or indirect transfer or equity interests in such stockholder or of any redemption or issuance of equity interests).

(ddd) “VWAP” per share of Class A Common Stock on any Trading Day means the per share volume-weighted average price as displayed by Bloomberg (or its equivalent successor) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is not available, the market value per share of Class A Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose at the Company’s sole expense).

Section 4 Preferential Coupons.

(a) Rate. Subject to the rights of holders of any class or series of Senior Securities, a preferential cumulative return on the Fixed Liquidation Preference of the Series A Convertible Preferred Stock (the “Preferential Coupons”) shall accumulate daily in arrears, whether or not earned or declared by the Board of Directors, at the Preferential Coupon Rate.

Preferential Coupons shall be payable in cash (other than a PIK Coupon, as described below) quarterly on each Coupon Payment Date at such annual rate, and shall accumulate from the most recent date as to which Preferential Coupons shall have been paid or, if no dividends have been paid, from the Initial Issue Date, whether or not in any Coupon Period or Coupon Periods there have been funds legally available.

Preferential Coupons shall be payable when, as and if declared by the Board of Directors on the relevant Coupon Payment Date to Record Holders on the immediately preceding Regular Record Date, to the extent that such Series A Convertible Preferred Stock remains outstanding on the applicable Coupon Payment Date; provided that the Regular Record Date for any such Preferential Coupon shall not precede the date on which such dividend was so declared. If a Coupon Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The amount of Preferential Coupons payable on each share of Series A Convertible Preferred Stock for each Coupon Period shall be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months).

In the event that the Company does not declare and pay any Preferential Coupons in cash as described above, the Fixed Liquidation Preference of the Series A Convertible Preferred Stock shall automatically increase at the PIK Rate, on a compounding basis, on such Coupon Payment Date (the “PIK Coupon” and, together with the Preferential Coupon, the “Preferred Coupons”); provided that the Company shall provide written notice to the holders of Series A Convertible Preferred Stock of such PIK Coupon at least 5 days prior to the Coupon Payment Date immediately preceding the applicable Coupon Payment Date. Thereafter, the Preferential Coupons shall accrue and be payable on such increased Fixed Liquidation Preference and such increased Fixed Liquidation Preference shall be Fixed Liquidation Preference with respect to such Series A Convertible Preferred Stock for all purposes hereunder.

No distributions shall be made on any Junior Securities of the Company unless and until all Preferred Coupons (including any PIK Coupon) for all preceding Coupon Periods have been paid in full in cash for all outstanding shares of Series A Convertible Preferred Stock in accordance with the succeeding Section 4(b).

Notwithstanding anything to the contrary contained herein, any PIK Coupon (1) shall be treated as an accrued but unpaid dividend of the Series A Convertible Preferred Stock that compounds, whether or not declared by the Board of Directors, and (2) shall not be declared as a dividend by the Board of Directors (A) unless and until such PIK Coupon is paid to the holders of the Series A Convertible Preferred Stock immediately in cash (it being understood that no dividends may be declared and paid in securities or otherwise “in kind”) or (B) in anticipation of a redemption of the Series A Convertible Preferred Stock or any liquidation of the Company.

(b) Priority of Coupons. So long as any shares of Series A Convertible Preferred Stock remain outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other class or series of Junior Securities, and no Common Stock or any other class or series of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Company or any of its Subsidiaries, unless, in each case, (x) (1) after giving pro forma effect to any such dividend or distribution, purchase, redemption or other acquisition, the Total Leverage Ratio of the Company and its consolidated Affiliates would not exceed 6.5x on a pro forma basis, (2) the Company’s Market Capitalization, minus the amount (or, in the case of a non-cash distribution, the fair market value of such distribution, as determined by the Board of Directors in good faith, in consultation with the Series A Director) of such dividend or distribution, purchase, redemption or other acquisition, as of such date equals or exceeds the Equity Cushion and (3) no Event of Default shall have occurred and be continuing, (y) in the case of any such dividend or distribution where, if holders of the Series A Convertible Preferred Stock participated in such dividend or distribution on an as-converted basis, such holders would receive an amount that exceeds the amount payable per annum in cash at the Preferential Coupon Rate, an amount equal to such excess dividend or distribution is declared and paid, respectively, on the Series A Convertible Preferred Stock (such a dividend or distribution on the Series A Convertible Preferred Stock, a “Participating Dividend,” and such corresponding dividend or distribution on the Common Stock, the “Junior Participating Dividend”), such that (1) the Record Date and the payment date for such Participating Dividend occur on the same dates as the Record Date and payment date, respectively, for such Junior Participating Dividend; and (2) the kind and amount of consideration payable per share of Series A Convertible Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Junior Participating Dividend in respect of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 9 in respect of one (1) share of Series A Convertible Preferred Stock that is converted with a Conversion Date occurring on such Record Date, after deducting the amount payable at the Preferential Coupon Rate in cash per annum, and (z) all accumulated and unpaid Preferred Coupons (including any PIK Coupons) for all preceding Coupon Periods and the then current Coupon Period have been and will be paid in full in cash, on all outstanding shares of Series A Convertible Preferred Stock. The foregoing limitation shall not apply to:

(i) any dividend or distribution payable in shares of Common Stock or other Junior Securities, together with cash in lieu of any fractional share;

(ii) purchases, redemptions or other acquisitions of Common Stock or other Junior Securities in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business, including, without limitation, (x) the forfeiture of unvested shares of restricted stock or share withholding or other acquisitions or surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise) and (y) the payment of cash in lieu of fractional shares, provided that (1) after giving pro forma effect to any such purchase, redemption or other acquisition, the Total Leverage Ratio of the Company and its consolidated Affiliates would not exceed 6.5x on a pro forma basis, (2) the Company’s Market Capitalization, minus the amount (or, in the case of non-cash consideration, the fair market value of such consideration, as determined by the Board of Directors in good faith, in consultation with the Series A Director) of such purchase, redemption or other acquisition, as of such date equals or exceeds the Equity Cushion and (3) no Event of Default shall have occurred and be continuing;

(iii) purchases or deemed purchases or acquisitions of fractional interests in shares of Common Stock or other Junior Securities pursuant to the conversion or exchange provisions of such shares of Junior Securities or any securities exchangeable for or convertible into shares of Common Stock or other Junior Securities;

(iv) any dividends or distributions of rights or Common Stock or other Junior Securities in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

(v) any other purchases, other than purchases from a Permitted Party, of Common Stock or other Junior Securities, including under a stock repurchase plan; provided that (1) after giving pro forma effect to any such purchase, the Total Leverage Ratio of the Company and its consolidated Affiliates would not exceed 6.5x on a pro forma basis, (2) the Company’s Market Capitalization, minus the amount (or, in the case of non-cash consideration, the fair market value of such consideration, as determined by the Board of Directors in good faith, in consultation with the Series A Director) of such purchase as of such date equals or exceeds the Equity Cushion and (3) no Event of Default shall have occurred and be continuing;

(vi) the exchange or conversion of Junior Securities for or into other Junior Securities or of Parity Securities for or into other Parity Securities (with the same or lesser aggregate liquidation preference) or Junior Securities and, in each case, the payment of cash in lieu of fractional shares.

When Preferential Coupons (i) have not been declared and paid in full in cash on any Coupon Payment Date (including PIK Coupon), or (ii) have been declared but have not been paid in full in cash on any Coupon Payment Date (including PIK Coupon), no dividends may be declared or paid on any shares of Parity Securities (the issuance of which is subject to the consent of the holders of the Series A Convertible Preferred Stock as set forth herein) unless all prior Preferential Coupon (including PIK Coupon) are paid in full in cash on the Series A Convertible Preferred Stock. Thereafter, if declared by the Board of Directors, dividends shall be declared on the Series A Convertible Preferred Stock such that the respective amounts in cash of such dividends declared on the Series A Convertible Preferred Stock and such shares of Parity Securities (the issuance of which is subject to the consent of the Preferred Members as set forth herein) shall be allocated pro rata among the holders of the Series A Convertible Preferred Stock and the holders of any shares of Parity Securities then outstanding.

Subject to the foregoing, and not otherwise, such dividends as may be determined by the Board of Directors or the board of managers of the Operating LLC (in the case of LLC Units), or an authorized committee thereof, may be declared and paid (payable in cash, securities or other property) on any securities, including LLC Units and other Junior Securities, from time to time out of any funds legally available for such payment, and holders of Series A Convertible Preferred Stock shall not be entitled to participate in any such dividends other than as provided in this Certificate of Designations.

Section 5 Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Company, each holder of Series A Convertible Preferred Stock shall be entitled to receive, per share of Series A Convertible Preferred Stock, the greater of (x) the Fixed Liquidation Preference per share of the Series A Convertible Preferred Stock plus the Applicable Premium (if any) and (y) the amount such holder would be entitled to receive on an as-converted basis if such holder elected to convert its Series A Convertible Preferred Stock on the date of such liquidation, winding-up or dissolution pursuant to Section 9 (such greater amount, the “Liquidation Preference”), plus an amount (the “Liquidation Coupon Amount”) equal to the accumulated and unpaid Preferential Coupons on such share of Series A Convertible Preferred Stock since the most recent Coupon Payment Date, to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of the assets of the Company legally available for distribution to its stockholders, after satisfaction of debt and other liabilities owed to the Company’s creditors and holders of shares of any Senior Securities and before any payment or distribution is made to holders of any Junior Securities, including, without limitation, Common Stock.

(b) If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the amounts payable with respect to (A) the Liquidation Preference plus the Liquidation Coupon Amount on the Series A Convertible Preferred Stock and (B) the liquidation preference of, and the amount of accumulated and unpaid dividends to, but excluding, the date fixed for liquidation, dissolution or winding up, on all Parity Securities, if applicable, are not paid in full, the holders of the Series A Convertible Preferred Stock and all holders of any such Parity Securities shall share equally and ratably in any distribution of the Company’s assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.

(c) After the payment to any holder of Series A Convertible Preferred Stock of the full amount of the Liquidation Preference and the Liquidation Coupon Amount for such holder’s Series A Convertible Preferred Stock, such holder shall have no right or claim to any of the remaining assets of the Company.

(d) Neither the sale, lease nor exchange of all or substantially all of Company’s assets or business (other than in connection with the liquidation, winding-up or dissolution of the Company), nor its merger or consolidation into or with any other Person, shall be deemed to be the voluntary or involuntary liquidation, winding-up or dissolution of the Company.

Section 6 Voting Powers.

(a) Voting. Each holder of Series A Convertible Preferred Stock shall be entitled to the whole number of votes equal to the number of whole shares of Class A Common Stock into which such holder’s Series A Convertible Preferred Stock would be convertible on the record date for the vote or consent of holders of Class A Common Stock or if no record date is established, at the date such vote or consent is taken, and shall otherwise have voting rights and consent rights per share equal to the voting rights and consent rights of the Class A Common Stock to the fullest extent permitted by law. Each holder of Series A Convertible Preferred Stock shall be entitled to receive the same prior notice of any meeting as is provided to the holders of the Class A Common Stock, as well as prior notice of all actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Class A Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Series A Convertible Preferred Stock, in which case the holders of Series A Convertible Preferred Stock only shall vote as a separate class.

(b) Consent Rights. So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not, and shall cause its Subsidiaries not to, without the affirmative vote or consent of the Holder Majority, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such holders:

(i) amend or alter the provisions of the Charter or bylaws of the Company or the LLC Agreement (or certificate of formation of the Operating LLC), or equivalent organizational documents, so as to authorize or create, or increase the authorized number of, any class or series of Senior Securities or Parity Securities;

(ii) amend, alter or repeal the provisions of the Charter or bylaws of the Company or the LLC Agreement (or certificate of formation of the Operating LLC), or equivalent organizational documents, so as to adversely affect the special rights, preferences or voting powers of the shares of Series A Convertible Preferred Stock or impose any additional obligations on the holders of the Series A Convertible Preferred Stock;

(iii) issue any Parity Securities or Senior Securities or any securities convertible into, exercisable for or exchangeable into Parity Securities or Senior Securities, other than any shares of Series A-1 Convertible Preferred Stock in exchange for shares of Series A Convertible Preferred Stock (or vice versa) pursuant to Section 10;

(iv) make any dividends or distributions, or purchase, redeem or otherwise acquire any shares of capital stock or any securities convertible into, exercisable for or exchangeable into capital stock, except as permitted under Section 4(b), or cause any Spin-Off to occur;

(v) So long as the Ownership Threshold has been met, (1) with respect to the Company and its Subsidiaries (other than the Operating LLC and its Subsidiaries), incur any Indebtedness or other liabilities except those liabilities incidental to issuances of equity securities and other customary activities of an “Up-C Issuer” or (2) other than under any capital leases or in accordance with the Securities Purchase Agreement, incur any Indebtedness or create any lien or security interest in any assets in connection with Indebtedness (other than in a comparable refinancings on customary then-market terms, in an amount not to exceed the principal amount being refinanced, plus customary premiums and transaction costs, which may not be more restrictive with respect to distributions on and conversions and repurchases or redemptions of the Series A Convertible Preferred Stock than such provisions contained in the Financing Agreement as in effect on the date hereof); provided that Subsidiaries of the Company (and, if the Company owns 100% of the equity interests in the Operating LLC, the Company) may incur Indebtedness (which may not be more restrictive with respect to distributions on and conversions and repurchases or redemptions of the Series A Convertible Preferred Stock than such provisions contained in the Financing Agreement as in effect on the date hereof) if, on the date of incurrence of such Indebtedness (and after giving pro forma effect to any Indebtedness that would be incurred or assumed in connection with such action), (1) the Total Leverage Ratio of the Company and its consolidated Affiliates would not exceed 6.5x on a pro forma basis for such incurrence and the use of proceeds thereof, (2) the Company’s market capitalization (based on the Last Reported Sales Price of the Class A Common Stock for any 20 Trading Days in a 30 consecutive Trading Day period ending on the date of such incurrence and, for the avoidance of doubt, excluding any preferred stock or shares of Class A Common Stock underlying any preferred stock or any other Parity Securities or Senior Securities) (the “Market Capitalization”) equals or exceeds $500 million (the “Equity Cushion”) and (3) no Event of Default has occurred and is continuing (other than an Event of Default with respect to Section 19);

(vi) create or incur additional layers of Indebtedness or preferred equity after the Initial Issue Date, excluding, in the case of the Operating LLC and its Subsidiaries, Indebtedness existing as of the Initial Issue Date (including any refinancing thereof), other than any ordinary course liabilities, intercompany Indebtedness, purchase money and capital lease obligations, sale and leaseback obligations, earn-out obligations, and other deferred purchase price obligations;

(vii) (1) enter into any transactions with an Affiliate, provided that the Company and its Affiliates are permitted to enter into or engage in (i) transactions among the Company, its consolidated Affiliates and its and their respective Subsidiaries; (ii) compensation arrangements (including equity-based compensation) and arrangements for the reimbursement of expenses of, in each case, employees, officers and consultants; provided that, for executive officers and directors, such arrangement are approved by the compensation committee (or its equivalent) on the Board of Directors, (iii) transactions pursuant to agreements in effect as of the Initial Issuance Date, and (iv) other transactions which are entered into in the ordinary course of business on terms and conditions substantially as favorable to the Company as would be obtainable by it in a comparable arm’s length transaction with a Person other than an Affiliate and which is approved by a majority of the members of the Board of Directors that are disinterested in the transaction or (2) make any payment under the Tax Receivable Agreement payable upon a Sale of the Company, “Change of Control” or similar term, unless the Mandatory Redemption Price has been paid in full in connection with such transaction;

(viii) So long as the Ownership Threshold has been met, sell or dispose of any assets in a transaction or series of related transactions unless (1) the pro forma Total Leverage Ratio of the Company and its consolidated Affiliates would not exceed 6.5x, (2) the Company’s Market Capitalization equals or exceeds the Equity Cushion on a pro forma basis, (3) no Event of Default has occurred and is continuing, and (4) such sale or disposition is for fair market value (as determined by the Board of Directors in good faith), in each case except for dispositions in an annual amount not exceeding $40,000,000; or

(ix) with respect to the Company, consolidate, amalgamate or merge with or into any other entity unless (i) such entity is the continuing entity (in the case of a merger or amalgamation), or (ii) if the Company is not the continuing entity, the successor entity is organized and existing under the laws of the United States of America or any state thereof, the District of Columbia or any territory thereof, and, in each case such successor entity expressly assumes, by binding agreement, all obligations with respect to the Series A Convertible Preferred Stock, and, in each case (x) the Series A Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity (or the Series A Convertible Preferred Stock are otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent or the right to receive such securities; and (y) the Series A Convertible Preferred Stock that remain outstanding or such shares of preference securities, as the case may be, have such rights, preferences and voting powers that, taken as a whole, are not less favorable to the holders thereof than the rights, preferences and voting powers of the Series A Convertible Preferred Stock immediately prior to the consummation of such transaction, and the holders of the Series A Convertible Preferred Stock are not adversely affected thereby.

(c) Board of Directors. So long as 50% of the aggregate of shares of Series A Convertible Preferred Stock issued to the MSD Investor on the Initial Issue Date remain outstanding and held by the MSD Investor (including any shares of Series A Convertible Preferred Stock issued or issuable upon conversion of Series A-1 Preferred Stock pursuant to Section 10), the MSD Investors shall be entitled to appoint elect one (1) director (the “Series A Director”) to the Board of Directors, which right may be waived by the MSD Investor in its sole discretion. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or removal of the Series A Director may be filled solely by the appointment of the MSD Investors. The term of office of the Series A Director shall terminate on the earlier of: (i) the date on which less than 50% of the aggregate of shares of Series A Convertible Preferred Stock issued on the Initial Issue Date to the MSD Investor are outstanding and held by the MSD Investor (including any shares of Series A Convertible Preferred Stock issued or issuable upon conversion of Series A-1 Preferred Stock pursuant to Section 10) (at which time such Series A Director shall automatically no longer be a director on the Board and shall not be entitled to receive notice of Board of Directors meetings, to attend or vote at Board of Directors meetings or be considered a member of the Board of Directors for any purpose including for determining whether a quorum of directors is present at a meeting of the directors); (ii) the death, resignation, retirement, disqualification or removal of such Series A Director; or (iii) the due election and qualification of a successor to such Series A Director.

Section 7 Redemption.

(a) General. Other than as specifically permitted by this Certificate of Designations, the Company is not required to redeem any of the outstanding Series A Convertible Preferred Stock.

(b) Redemption at the Option of the Company.

(i) At any time after the date that is five (5) years after the Initial Issue Date until the date that is six (6) years after the Initial Issue Date, the Company shall have the right to redeem all, but not less than all, of the Series A Convertible Preferred Stock then outstanding at a redemption price in cash equal to the product of (x) the Fixed Liquidation Preference of the Series A Convertible Preferred Stock then outstanding and (y) 105%, plus accumulated and unpaid dividends to, but not including, the date of redemption.

(ii) At any time after the date that is six (6) years after the Initial Issue Date, the Company shall have the right to redeem all, but not less than all, of the Series A Convertible Preferred Stock then outstanding at a redemption price in cash equal to the Fixed Liquidation Preference of the Series A Convertible Preferred Stock then outstanding, plus accumulated and unpaid dividends to, but not including, the date of redemption.

(iii) The Company may exercise its right to redeem the Series A Convertible Preferred Stock under this Section 7(b) by delivering a written notice (the “Redemption Notice”) thereof to all of the holders of Series A Convertible Preferred Stock and the date such holders are given such notice is referred to as a “Redemption Notice Date”. Each Redemption Notice shall be irrevocable. Such Redemption Notice shall (A) state the date on which the redemption shall occur, which date shall be no earlier than 10 days nor later than 30 days after the Redemption Notice Date (or, if such date falls on a day that is not a Business Day, the next day that is a Business Day), and (B) state the redemption price per share of Series A Convertible Preferred Stock to be paid on the redemption date. Holders of Series A Convertible Preferred Stock may continue to exercise their right to convert Series A Convertible Preferred Stock under this Certificate of Designations after the Redemption Notice Date but prior to the date of redemption.

(c) Mandatory Redemption. (i) At any time after the date that is eight (8) years after the Initial Issue Date, (ii) upon a Sale of the Company or (iii) at any time after the occurrence and continuance of an Event of Default, the holders of the Series A Convertible Preferred Stock shall have the right to require the Company to redeem all, but not less than all, of the Series A Convertible Preferred Stock then outstanding at a redemption price in cash equal to the greater of (x) the fair market value per share of Series A Convertible Preferred Stock (based on the Average VWAP per share of Class A Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Mandatory Redemption Notice), calculated on an as-if converted basis as if such Series A Convertible Preferred Stock was converted pursuant to Section 9 and (y) the Fixed Liquidation Preference, plus accrued and unpaid dividends to, but not including, the date of redemption (the “Mandatory Redemption Price”), by delivery of written notice thereof (the “Mandatory Redemption Notice”) to the Company; provided that if a Sale of the Company occurs prior to the date that is six (6) years after the Initial Issue Date, clause (y) of the definition of Mandatory Redemption Price shall also include a cash amount equal to the Applicable Premium. Such Mandatory Redemption Notice shall (A) state the date on which the redemption shall occur, which date shall be no earlier than 10 days nor later than 30 days following the date of delivery of such Mandatory Redemption Notice (or, if such date falls on a day that is not a Business Day, the next day that is a Business Day), and (B) state the Mandatory Redemption Price per share of Series A Convertible Preferred Stock to be paid on the redemption date. For the avoidance of doubt, Holders of Series A Convertible Preferred Stock may continue to exercise their right to convert their Series A Convertible Preferred Stock under this Certificate of Designations at any time after or prior to the date of the Mandatory Redemption Notice but prior to the date of redemption.

(i) Effect of Redemption. Effective immediately prior to the close of business on the day before any shares of Series A Convertible Preferred Stock are redeemed pursuant to this Certificate of Designations, Preferential Coupons shall no longer accrue or be declared on any such shares of Series A Convertible Preferred Stock, and such shares of Series A Convertible Preferred Stock shall cease to be outstanding.

(ii) Status of Redeemed Shares. Shares of Series A Convertible Preferred Stock redeemed in accordance with this Certificate of Designation shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as to a particular series by the Board of Directors pursuant to provisions of the Charter.

Section 8 Mandatory Conversion.

(a) If at any time, or from time to time, from and after the second (2nd) anniversary, but on or prior to the third anniversary, of the Initial Issue Date, the Last Reported Sale Price of the Class A Common Stock has equaled or exceeded 150% of the Conversion Price for at least 20 out of any 30 consecutive Trading Days immediately preceding the Mandatory Conversion Notice Date, and the Liquidity Conditions are met, the Company shall have the right to require the holders of Series A Convertible Preferred Stock to convert all, or any portion, of the outstanding Series A Convertible Preferred Stock on the Mandatory Conversion Date (a “Mandatory Conversion”), as designated in the Mandatory Conversion Notice relating to the applicable Mandatory Conversion, into a number of shares of Class A Common Stock equal to the Fixed Liquidation Preference for such shares of Series A Convertible Preferred Stock (plus any accrued and unpaid dividends to, but excluding, such Mandatory Conversion Date) divided by the Conversion Price as of the applicable Mandatory Conversion Date.

(b) If at any time, or from time to time, after the third (3rd) anniversary of the closing of the Initial Issue Date, the Last Reported Sale Price of the Class A Common Stock has equaled or exceeded 125% of the Conversion Price for at least 20 out of any 30 consecutive Trading Days immediately preceding the Mandatory Conversion Notice Date, and the Liquidity Conditions are met, the Company shall have the right to effect a Mandatory Conversion of the outstanding Series A Convertible Preferred Stock on the Mandatory Conversion Date, as designated in the Mandatory Conversion Notice relating to the applicable Mandatory Conversion, into a number of shares of Class A Common Stock equal to the Fixed Liquidation Preference for such shares of Series A Convertible Preferred Stock (plus any accrued and unpaid dividends to, but excluding, such Mandatory Conversion Date) divided by the Conversion Price as of the applicable Mandatory Conversion Date.

(c) The Company may exercise its right to require conversion under this Section 8 by delivering a written notice thereof to all holders of Series A Convertible Preferred Stock (a “Mandatory Conversion Notice” and such delivery is referred to as a “Mandatory Conversion Notice Date”). Each Mandatory Conversion Notice shall be irrevocable. Each Mandatory Conversion Notice shall state (x) the Trading Day on which the applicable Mandatory Conversion shall occur, which Trading Day shall be the twentieth (20th) Trading Day following the applicable Mandatory Conversion Notice Date (or, if such date falls on a day that is not a Business Day, the next day that is a Business Day) (a “Mandatory Conversion Date”), (y) the number of shares of Series A Convertible Preferred Stock which the Company has elected to be subject to such Mandatory Conversion from such holder and in the aggregate pursuant to this Section 8 and (z) the number of shares of Class A Common Stock to be issued to such holder on the applicable Mandatory Conversion Date.

(a) Section 9 Optional Conversion. Subject to satisfaction of the conversion procedures set forth in this Section 9, each holder of share of Series A Convertible Preferred Stock shall have the option to convert its Series A Convertible Preferred Stock, in whole or in part (but in no event less than one share of Series A Convertible Preferred Stock), at any time, into a number of shares of Class A Common Stock equal to the Fixed Liquidation Preference for such shares of Series A Convertible Preferred Stock (plus any accrued and unpaid dividends to, but excluding, such Conversion Date) divided by the Conversion Price as of the applicable Conversion Date.

(b) To effect a conversion, pursuant to Section 9, a holder of Series A Convertible Preferred Stock must:

(i) complete and manually sign the conversion notice attached hereto as Exhibit A or a facsimile of such conversion notice;

(ii) deliver the completed conversion notice and the shares of Series A Convertible Preferred Stock to be converted to the Company;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay all transfer or similar taxes or duties, if any.

(c) A conversion pursuant to Section 9 shall be effective on the date on which a holder of shares of Series A Convertible Preferred Stock has satisfied the foregoing requirements, to the extent applicable (the “Conversion Date”).

(d) A holder of shares of Series A Convertible Preferred Stock shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of shares of Class A Common Stock upon conversion, but such holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of shares of Class A Common Stock in a name other than the name of such holder.

(e) The Class A Common Stock issuable upon conversion shall be issued and credited to the account of the converting holder in the records of the applicable transfer agent only after all applicable taxes and duties, if any, payable by such converting holder have been paid in full, and such shares will be delivered on the latest of (i) the second Business Day immediately succeeding the Conversion Date and (ii) the Business Day after the holder has paid in full all applicable taxes and duties, if any.

(f) The Person or Persons entitled to receive the Class A Common Stock issuable upon conversion shall be treated for all purposes as the record holder(s) of such units, as the case may be, as of the close of business on the applicable Conversion Date or Mandatory Conversion Date, as applicable. Except as set forth elsewhere herein, prior to the close of business on such applicable Conversion Date, the Class A Common Stock issuable upon conversion of any Series A Convertible Preferred Stock shall not be deemed to be outstanding for any purpose, and holders shall have no rights, powers or preferences with respect to such units by virtue of holding Series A Convertible Preferred Stock.

(g) In the event that a conversion is effected with respect to shares of Series A Convertible Preferred Stock representing less than all the shares of the Series A Convertible Preferred Stock held by a holder thereof, upon such conversion the Company shall execute and deliver to the holder thereof, at the expense of the Company, a certificate or book-entry position evidencing the shares of Series A Convertible Preferred Stock as to which conversion was not effected.

(h) In the event that a holder of Series A Convertible Preferred Stock shall not by written notice designate the name in which shares of Class A Common Stock to be issued upon conversion of such Series A Convertible Preferred Stock should be registered, the Company shall be entitled to register such shares in the name of the holder as shown on the records of the Company.

(i) Shares of Series A Convertible Preferred Stock shall cease to be outstanding on the applicable Conversion Date or Mandatory Conversion Date, as applicable, subject to the right of holders of such Series A Convertible Preferred Stock to receive Class A Common Stock issuable upon conversion of such Series A Convertible Preferred Stock.

(j) Fractional Shares. No fractional shares of Class A Common Stock shall be issued to holders of Series A Convertible Preferred Stock as a result of any conversion of Series A Convertible Preferred Stock, and any fractional shares of Class A Common Stock shall be rounded to the nearest whole number.

Section 10 Conversion Procedures; Transfers; Regulatory Matters.

(a) If a holder of Series A Convertible Preferred Stock determines, in its sole judgment upon the advice of counsel, that any conversion pursuant to the terms hereof would be subject to the provisions of the HSR Act, the Company shall file, or cause its ultimate parent entity as that term is defined in the HSR Act to file, as soon as practicable after the date on which the Company receives notice from such holder of Series A Convertible Preferred Stock of the applicability of the HSR Act and a request to so file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form and any supplemental information required to be filed by it pursuant to the HSR Act in connection with the conversion of any Series A Convertible Preferred Stock (and in any event the Company shall make such filing no later than seven (7) Business Days after the date on which the holder of Series A Convertible Preferred Stock filed with the FTC and DOJ the notification and report form required to be filed by the holder of Series A Convertible Preferred Stock pursuant to the HSR Act in connection with the conversion of any shares of Series A Convertible Preferred Stock.    Any such notification and report form and supplemental information will be in full compliance with the requirements of the HSR Act. If a holder of Series A Convertible Preferred Stock determines, in its sole judgment upon the advice of counsel, that any conversion pursuant to the terms hereof could be subject to the provisions of any non-US antitrust, merger control, or competition law (collectively, the “Foreign Antitrust Laws”), the Company will cooperate and supply promptly to the holder of the Series A Preferred Stock such information and assistance as the holder of the Series A Preferred Stock may reasonably request to assess whether any conversion would be subject to filing requirements under any Foreign Antitrust Law. If the holder determines that a filing is required or advisable under any Foreign Antitrust Law in connection with any conversion, and if the Company is required to make a separate filing under any such Foreign Antitrust Law the Company will promptly do so after being notified of the requirement by the holder of Series A Convertible Preferred Stock. The Company will furnish to the holder of Series A Convertible Preferred Stock promptly (but in no event more than five days after receipt of a reasonable request therefore) such information and assistance as the holder of Series A Convertible Preferred Stock may reasonably request in connection with the preparation of any filing or submission to be filed by the holder of Series A Convertible Preferred Stock under the HSR Act or any applicable Foreign Antitrust Law. The Company shall respond promptly after receiving any inquiries or requests for additional information from the FTC, the DOJ, or any governmental entity under any Foreign Antitrust Law in connection with any conversions of Series A Convertible Preferred Stock. The Company shall keep the holder of Series A Convertible Preferred Stock apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, or any governmental entity in connection with any conversions of Series A Convertible Preferred Stock. The Company shall bear all filing or other fees required to be paid by the Company and the holder of Series A Convertible Preferred Stock (or the “ultimate parent entity” of the holder of Series A Convertible Preferred Stock, if any) under the HSR Act or any other applicable law in connection with such filings and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Company and the holder of Series A Convertible Preferred Stock in connection with the preparation of such filings and responses to inquiries or requests. In the event that this Section 10(b) is applicable to any conversion, the delivery of any shares of Class A Common Stock upon conversion shall be subject to the receipt of clearances, approvals, and the expiration or earlier termination of the waiting periods under the HSR Act and Foreign Antitrust Laws (with the Conversion Date or Mandatory Conversion Date, as applicable, being deemed to be the date immediately following the date of the receipt of the last of the required clearances, approvals, and waiting period expirations or early terminations).

(b) Transfers. At such time as any Transfer, other than a Transfer to a Permitted Transferee, of Series A Convertible Preferred Stock by an Initial Holder (or its Permitted Transferee) occurs, then all shares of the Series A Convertible Preferred Stock Transferred by such Initial Holder (or its Permitted Transferee) shall immediately and automatically upon such Transfer convert on a one-for-one basis to shares of Series A-1 Convertible Preferred Stock (the “Transfer Conversion”) in accordance with the procedures identified in this Section 10.

(i) An Initial Holder (or its Permitted Transferee) shall provide written notice to the Company at least two (2) Business Days prior to a direct Transfer (other than a Transfer to a Permitted Transferee). On the settlement date for such Transfer (subject to the surrender to the Company of the shares of Series A Convertible Preferred Stock being Transferred), the Company will deliver or cause to be delivered to the transferee of such shares in respect of each share of Series A Convertible Preferred Stock being Transferred, certificates or book-entry positions representing one (1) validly issued, fully paid and nonassessable share (as equitably adjusted for any stock split, reverse stock split, combination, recapitalization or similar event with respect to the Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock, as applicable) of Series A-1 Convertible Preferred Stock. This conversion will be deemed to have been made on the effective date of the Transfer so that the rights of the holder of shares of the Series A Convertible Preferred Stock as to the shares being converted will cease, and the Transferee shall only have the right to receive the shares of Series A-1 Convertible Preferred Stock deliverable upon Transfer and conversion, and, if applicable, the person entitled to receive shares of Series A-1 Convertible Preferred Stock will be treated for all purposes as having become the record holder of those shares of Series A-1 Convertible Preferred Stock as of the date of the Transfer.

(ii) All accumulated but unpaid dividends on such shares of Series A Convertible Preferred Stock immediately prior to such Transfer shall be converted into an equivalent amount of accumulated but unpaid dividends on shares of Series A-1 Convertible Preferred Stock immediately following such Transfer.

(c) Notwithstanding anything to the contrary contained herein, other than in the case of a Mandatory Conversion, a holder of Series A Convertible Preferred Stock shall not be entitled to receive shares of Common Stock or any other “equity securities” (as defined in the Exchange Act) and the rules and regulations promulgated thereunder) in the Company (together with the Common Stock, “Equity Interests”) upon any conversion of shares of Series A Convertible Preferred Stock to the extent (but only to the extent) that such exercise or receipt would cause any holder of Series A Convertible Preferred Stock to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the Exchange Act which exceeds the Maximum Percentage (as defined below) of the Equity Interests of such class that are outstanding at such time. This limitation on beneficial ownership may be increased, decreased or terminated, in the holder of Series A Convertible Preferred Stock’s sole discretion, upon 61 days’ written notice to the Company by the holder of Series A Convertible Preferred Stock. Any purported delivery of Equity Interests in connection with the conversion of any shares of Series A Convertible Preferred Stock prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the holder of Series A Convertible Preferred Stock becoming the beneficial owner of more than the Maximum Percentage of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. If any delivery of Equity Interests owed to a holder of Series A Convertible Preferred Stock upon conversion is not made, in whole or in part, as a result of this limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such Equity Interests as promptly as practicable after the holder of Series A Convertible Preferred Stock gives notice to the Company that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. For purposes of this Section 10(d), (i) the term “Maximum Percentage” shall mean 9.99%. For any reason at any time, upon written or oral request of the holder of Series A Convertible Preferred Stock, the Company shall, within two Business Days of such request, confirm orally and in writing to the holder of Series A Convertible Preferred Stock the number of Equity Interests of any class then outstanding. The provisions of this clause (d) shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

Section 11 Anti-Dilution Adjustments to the Conversion Rate.

(a) The Conversion Rate shall be adjusted as set forth in this Section 11, except that the Company shall not make any adjustments to the Conversion Rate if holders of Series A Convertible Preferred Stock participate (other than in the case of a share or unit split or share or unit combination), at the same time and upon the same terms as holders of Class A Common Stock, and solely as a result of holding the Series A Convertible Preferred Stock, in any of the transactions set forth in Sections 11(b)-(f) without having to convert their Series A Convertible Preferred Stock as if they held a number of shares of Class A Common Stock equal to (x) the Fixed Liquidation Preference divided by the Conversion Price as of the Record Date for such transaction, multiplied by (y) the number of shares of Series A Convertible Preferred Stock held by such holder. The Conversion Rate shall not, however, be adjusted with respect to any use of the proceeds of the offer and sale of the Series A Convertible Preferred Stock pursuant to the Securities Purchase Agreement or in connection with any transaction contemplated by the Up-C Steps Memo (as defined in the Securities Purchase Agreement).

(b) If the Company exclusively issues shares of Class A Common Stock as a dividend or distribution on shares of Class A Common Stock, or if the Company effects a share split or share combination of the Class A Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1 =	the Conversion Rate in effect immediately after the close of business on such Record Date or immediately after the open of business on such Effective Date, as applicable;

OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such Effective Date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of shares of Class A Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 11(b) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type set forth in this Section 11(b) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this Section 11(b), the number of shares of Class A Common Stock outstanding immediately prior to the close of business on the Record Date and the number of shares of Class A Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination shall, in each case, not include shares that the Company holds in treasury. The Company shall not pay any dividend or make any distribution on shares of Class A Common Stock that it holds in treasury.

(c) If the Company issues to all or substantially all holders of Class A Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of Class A Common Stock at a price per share that is less than the Average VWAP per share of Class A Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such issuance;

CR1 =	the Conversion Rate in effect immediately after the close of business on such Record Date;

OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to the close of business on such Record Date;

X =	the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of Class A Common Stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the Average VWAP per share of Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 11(c) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the Record Date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Class A Common Stock are not delivered after the exercise of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Class A Common Stock actually delivered, if any. If such rights, options or warrants are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such Record Date for such issuance had not occurred.

For the purpose of this Section 11(c), in determining whether any rights, options or warrants entitle the holders of Class A Common Stock to subscribe for or purchase shares of Class A Common Stock at less than such Average VWAP per share for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors or a committee thereof.

(d) If the Company distributes shares of its capital stock, evidences of the Company’s indebtedness, other assets or property of the Company or rights, options or warrants to acquire its capital stock or other securities, to all or substantially all holders of Class A Common Stock, excluding:

(i)	dividends, distributions or issuances as to which the provisions set forth in Section 11(b) or Section 11(c) shall apply;

(ii)

any dividends and distributions upon conversion of, or in exchange for, shares of Class A Common Stock in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as set forth under Section 12;

(iii)	except as otherwise set forth in Section 11(g), rights issued pursuant to a shareholder rights plan adopted by the Company; and

(iv)	Spin-Offs as to which the provisions set forth below in this Section 11(d) shall apply;

then the Conversion Rate shall be increased based on the following formula:

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the close of business on such Record Date;

SP0 =	the Average VWAP per share of Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV =	the fair market value (as determined by the Board of Directors or a committee thereof in good faith) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed, expressed as an amount per share of Class A Common Stock on the Ex-Date for such distribution.

Any increase made under the portion of this Section 11(d) will become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder of Series A Convertible Preferred Stock shall receive, in respect of each share of Series A Convertible Preferred Stock, at the same time and upon the same terms as holders of Class A

Common Stock, the amount and kind of the Company’s capital stock, evidences of the Company’s indebtedness, other assets or property of the Company or rights, options or warrants to acquire its capital stock or other securities that such holder would have received if such holder owned a number of shares of Class A Common Stock equal to the Fixed Liquidation Preference divided by the Conversion Price in effect on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 11(d) where there has been a Spin-Off, the Conversion Rate shall be increased based on the following formula:

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Ex-Date for the Spin-Off (the “Valuation Period”);

CR1 =	the Conversion Rate in effect immediately after the close of business on the last Trading Day of the Valuation Period;

FMV0 =	the Average VWAP per share of the capital stock or similar equity interest distributed to holders of Class A Common Stock applicable to one share of Class A Common Stock over the Valuation Period; and

MP0 =	the Average VWAP per share of Class A Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph will become effective at the close of business on the last Trading Day of the Valuation Period.

Notwithstanding the foregoing, if any date for determining the number of shares of Class A Common Stock issuable to a holder of Series A Convertible Preferred Stock occurs during the Valuation Period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the beginning of the Valuation Period and such determination date for purposes of determining the Conversion Rate. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors or a committee thereof determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

For purposes of this Section 11(d) (and subject in all respects to Section 11(b) and Section 11(c):

(i) rights, options or warrants distributed by the Company to all or substantially all holders of the Class A Common Stock entitling them to subscribe for or purchase shares of the Company’s capital stock, including Class A Common Stock (either initially or under certain conditions), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (1) are deemed to be transferred with such shares of the Class A Common Stock; (2) are not exercisable; and (3) are also issued in respect of future issuances of the Class A Common Stock, shall be deemed not to have been distributed for purposes of this Section 11(d) (and no adjustment to the Conversion Rate under this Section 11(d) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 11(d).

(ii) If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Initial Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).

(iii) In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding clause (ii)) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this clause (iii) was made:

A. in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, upon such final redemption or repurchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution pursuant to Section 11(e), equal to the per share redemption or repurchase price received by a holder or holders of Class A Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Class A Common Stock as of the date of such redemption or repurchase; and

B. in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued;

provided that, in each case, such rights, options or warrants are deemed to be transferred with such shares of the Class A Common Stock and are also issued in respect of future issuances of the Class A Common Stock.

For purposes of Section 11(b), Section 11(c) and this Section 11(d), if any dividend or distribution to which this Section 11(d) is applicable includes one or both of:

(i) a dividend or distribution of shares of Class A Common Stock to which Section 11(b) is applicable (the “Clause A Distribution”); or

(ii) an issuance of rights, options or warrants to which Section 11(c) is applicable (the “Clause B Distribution”), then:

A. such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 11(d) is applicable (the “Clause C Distribution”) and the Conversion Rate adjustment required by this Section 11(d) with respect to such Clause C Distribution shall then be made; and

B. the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and the Conversion Rate adjustment required by Section 11(b) and Section 11(c) with respect thereto shall then be made, except that, if determined by the Company (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Class A Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such Effective Date” within the meaning of Section 11(b) or “outstanding immediately prior to close of business on such Record Date” within the meaning of Section 11(c).

(e) If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Class A Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Class A Common Stock exceeds the Average VWAP per share of Class A Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be increased based on the following formula:

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CR1 =	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Directors or a committee thereof in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of Class A Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the Average VWAP of Class A Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date (the “Averaging Period”).

The increase to the Conversion Rate under the preceding paragraph will become effective at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. Notwithstanding the foregoing, if any date for determining the number of shares of Class A Common Stock issuable to a holder of Series A Convertible Preferred Stock occurs within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date of any tender or exchange offer, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Expiration Date of such tender or exchange offer and such determination date for purposes of determining the Conversion Rate. For the avoidance of doubt, no adjustment under this Section 11(e) will be made if such adjustment would result in a decrease in the Conversion Rate, except as set forth in the immediately succeeding sentence.

In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Class A Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall again be adjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(f) If any cash dividend or distribution is made to all or substantially all holders of Class A Common Stock, the Conversion Rate will be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0 = the Last Reported Sale Price of the Class A Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C = the amount in cash per share the Company distributes to all or substantially all holders of Class A Common Stock, excluding any amount the holders of Series A Convertible Preferred Stock received as a Participating Dividend with respect thereto.

Any increase made under this Section 11(f) shall become effective immediately after close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors or a committee thereof determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a share of Series A Convertible Preferred Stock shall receive, at the same time and upon the same terms as holders of shares of Class A Common Stock, the amount of cash that such holder would have received if such holder owned a number of shares of Class A Common Stock equal to the Fixed Liquidation Preference divided by the Conversion Price in effect on the Record Date for such cash dividend or distribution.

(g) If, on or after the Initial Issue Date, the Company or any of its Subsidiaries issues or otherwise sells any shares of Class A Common Stock, or any Equity-Linked Securities, in each case at an Effective Price per share of Class A Common Stock that is less than the Conversion Price in effect (before giving effect to the adjustment required by this Section 11(g)) as of the date of the issuance or sale of such shares or Equity-Linked Securities (such an issuance or sale, a “Degressive Issuance”), then, effective as of the close of business on such date, the Conversion Rate will be increased to an amount equal to (x) the Fixed Liquidation Preference per share of Series A Convertible Preferred Stock, divided by (y) the Weighted Average Issuance Price. For these purposes, the “Weighted Average Issuance Price” will be equal to:

where,

CP =	the Conversion Price in effect immediately before giving effect to the adjustment required by this Section 11(g);

OS =	the number of shares of Class A Common Stock outstanding immediately before such Degressive Issuance;

EP =	the Effective Price per share of Class A Common Stock in such Degressive Issuance; and

X =	the sum, without duplication, of (x) the total number of shares of Class A Common Stock issued or sold in such Degressive Issuance; and (y) the maximum number of shares of Class A Common Stock underlying such Equity-Linked Securities issued or sold in such Degressive Issuance;

provided, however, that (A) the Conversion Rate will not be adjusted pursuant to this Section 11(g) solely as a result of any transaction pursuant to Section 11(j); (B) the issuance of shares of Class A Common Stock pursuant to any such Equity-Linked Securities will not constitute an additional issuance or sale of shares of Class A Common Stock for purposes of this Section 11(g) (it being understood, for the avoidance of doubt, that the issuance or sale of such Equity-Linked Securities, or any re-pricing or amendment thereof, will be subject to this Section 11(g); and (C) in no event will the Conversion Rate be decreased pursuant to this Section 11(g). For purposes of this Section 11(g), any re-pricing or amendment of any Equity-Linked Securities (including, for the avoidance of doubt, any Equity-Linked Securities existing as of the Initial Issue Date) will be deemed to be the issuance of additional Equity-Linked Securities, without affecting any prior adjustments theretofore made to the Conversion Rate.

(h) If the Company has a rights plan in effect upon conversion of the Series A Convertible Preferred Stock into Class A Common Stock, the holders of Series A Convertible Preferred Stock shall receive, in addition to any shares of Class A Common Stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of Class A Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Rate will be adjusted at the time of separation as if the Company distributed to all or substantially all holders of Class A Common Stock, shares of its capital stock, evidences of indebtedness, assets, property, rights, options or warrants as set forth in Section 11(d), subject to readjustment in the event of the expiration, termination or redemption of such rights. The Company and the Board of Directors will take all necessary action in order to render inapplicable any shareholder rights plan or similar arrangement to holders of the Series A Convertible Preferred Stock solely in respect of the Series A Convertible Preferred Stock and the shares of Class A Common Stock issued or issuable upon conversion thereof.

(i) The Company may (but is not required to), to the extent permitted by law and the rules of the Relevant Exchange or any other securities exchange on which the shares of Class A Common Stock is then listed, increase the Conversion Rate by any amount for a period of at least 20 Business Days if such increase is irrevocable during such 20 Business Days and the Board of Directors, or a committee thereof, determines that such increase would be in the best interest of the Company. The Company may also (but is not required to) make such increases in the Conversion Rate as it deems advisable in order to avoid or diminish any income tax to holders of Class A Common Stock resulting from any dividend or distribution of shares of Class A Common Stock or from any event treated as such for income tax purposes or for any other reason.

(j) The Company shall not adjust the Conversion Rate:

(i)

upon the issuance of shares of Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Class A Common Stock under any plan;

(ii)

upon the issuance of any shares of Class A Common Stock or rights or warrants to purchase such shares of Class A Common Stock pursuant to any present or future benefit or other incentive plan or program of or assumed by the Company or any of its Subsidiaries;

(iii)

upon the issuance of any shares of Class A Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in (ii) of this Section 11(i) and outstanding as of the Initial Issue Date;

(iv)	for a change in par value of the Class A Common Stock; or

(v)

for stock repurchases that are not tender offers referred to in Section 11(e), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board of Directors.

(k) Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share of Class A Common Stock. No adjustment to the Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate; provided, however, that if an adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then such adjustment will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, on each date for determining the number of shares of Class A Common Stock issuable to a holder of Series A Convertible Preferred Stock upon any conversion of the Series A Convertible Preferred Stock, the Company shall give effect to all adjustments that otherwise had been deferred pursuant to this clause (xi), and those adjustments will no longer be carried forward and taken into account in any future adjustment. Except as otherwise provided above, the Company will be responsible for making all calculations called for under the Series A Convertible Preferred Stock and shall be made in good faith.

(l) Whenever any provision of this Certificate of Designations requires the Company to calculate the VWAP per share of Class A Common Stock over a span of multiple days, the Board of Directors, or any authorized committee thereof, shall make appropriate adjustments in good faith to account for any adjustments to the Conversion Rate that become effective, or any event that would require such an adjustment if the Ex-Date, Effective Date, Record Date or Expiration Date, as the case may be, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

(m) Whenever the Conversion Rate is to be adjusted, the Company shall:

(i)	compute such adjusted Conversion Rate;

(ii)

within 5 Business Days after the Conversion Rate is to be adjusted, provide or cause to be provided, a written notice to the holders of Series A Convertible Preferred Stock of the occurrence of such event; and

(iii)

within 5 Business Days after the Conversion Rate is to be adjusted, provide or cause to be provided, to the holders of Series A Convertible Preferred Stock, a statement setting forth in reasonable detail the method by which the adjustments to the Conversion Rate were determined and setting forth such adjusted Conversion Rate.

Section 12 Recapitalizations, Reclassifications and Changes of Common Stock. In the event of:

(a) any consolidation or merger of the Company with or into another Person (other than a merger or consolidation in which the Company is the surviving corporation and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another Person);

(b) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;

(c) any reclassification of Class A Common Stock into another class of Common Stock or any other securities; or

(d) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition),

in each case, as a result of which the Class A Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share of Series A Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holders of the Series A Convertible Preferred Stock, become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such holder would have been entitled to receive if such holder had converted its Series A Convertible Preferred Stock into Class A Common Stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of such Exchange Property that a holder of one share of Class A Common Stock is entitled to receive).

If the transaction causes the Class A Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Exchange Property into which the Series A Convertible Preferred Stock shall be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of the Class A Common Stock.

The Company shall notify holders of Series A Convertible Preferred Stock of the weighted average referred to in the preceding sentence as soon as practicable after such determination is made.

The number of Units of Exchange Property the Company shall deliver for each share of Series A Convertible Preferred Stock converted following the effective date of such Reorganization Event shall be determined as if references in Section 8 and Section 9 to shares of Class A Common Stock were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a Record Date that is prior to the date such shares of Series A Convertible Preferred Stock are actually converted).

On or before the date the Reorganization Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee person (if not the Company) of such Reorganization Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable to (1) provide for subsequent adjustments to the Conversion Rate in a manner consistent with this Section 12; and (2) give effect to such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the holders of the Series A Convertible Preferred Stock and to give effect to this Section 12. If the Exchange Property includes shares of stock or other securities or assets (other than cash) of a person other than the Successor Person, then such other person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of the holders of the Series A Convertible Preferred Stock.

The above provisions of this Section 12 shall similarly apply to successive Reorganization Events, and the provisions of Section 11 shall apply to any shares of capital stock or ADRs of the Company (or any successor thereto) received by the holders of Class A Common Stock in any such Reorganization Event.

The Company (or any successor thereto) provide written notice to the holders of Series A Convertible Preferred Stock of the occurrence of any Reorganization Event and of the kind and amount of cash, securities or other property that constitute the Exchange Property no later than the effective date of the Reorganization Event. Failure to deliver such notice shall not affect the operation of this Section 12.

Section 13 Events of Default.

(a) If any of the following events occur, it shall be an event of default (each, an “Event of Default”) under the Series A Convertible Preferred Stock:

(i) The Company fails to pay the Mandatory Redemption Price when due as set forth herein and such breach continues for a period of three (3) days after written notice from the holder of the Series A Convertible Preferred Stock;

(ii) The Company fails to issue shares of Class A Common Stock to a holder of Series A Convertible Preferred Stock upon exercise by such holder of the conversion rights of a such holder in accordance with the terms hereof and such breach continues for a period of three (3) days after written notice from the holder of the Series A Convertible Preferred Stock;

(iii) the Company or any of its Affiliates shall default in the performance or compliance of any term contained in the Financing Agreement or any other Indebtedness of the Company in excess of $5,000,000, which default results in an acceleration, and such acceleration shall continue unremedied after its applicable grace or cure period;

(iv) The Company breaches any covenant or other obligation to the holders of Series A Convertible Preferred Stock contained in this Certificate of Designations or in any purchase agreement, subscription agreement or other agreement pursuant to which any holder of Series A Convertible Preferred Stock has acquired any Series A Convertible Preferred Stock, and such breach continues for a period of twenty (20) days (or, in the case of a breach of the Company’s obligations in Section 19, thirty (30) days), to the extent curable, after written notice thereof to the Company from the holders of the Series A Convertible Preferred Stock;

(v) The Company or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (v); or

(vi) any proceeding shall be instituted against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur.

(b) Upon the occurrence and during the continuation of any Event of Default, (i) the Preferential Coupon Rate shall immediately be increased by 10.00% per annum, and (ii) the Company shall immediately, upon the demand of the holders of the Series A Convertible Preferred Stock, redeem the issued and outstanding shares of Series A Convertible Preferred Stock at the Mandatory Redemption Price plus the Applicable Premium (if any) payable in cash.

(c) If the Company fails to complete a required mandatory redemption within 30 days of the underlying requirement or demand for such redemption and so long as such Event of Default with respect to such mandatory redemption is continuing, the Holder Majority shall have the right: (i) to immediately appoint one additional individual to the Board of Directors, (ii) to, after such Event of Default has continued for six months, appoint an additional number of individuals to the Board of Directors such that the Holder Majority has the right to appoint not less than 25% of the Directors to the Board of Directors and (iii) after such Event of Default has been continuing for a year, appoint an additional number of individuals to the Board of Directors such that the Holder Majority has the right to appoint not less than a majority of the Directors to the Board of Directors.

Section 14 Conversion Shares.

(a) The Company shall at all times reserve and keep available out of its authorized and unissued capital stock, solely for issuance upon the conversion of Series A Convertible Preferred Stock, and free from any preemptive or other similar rights, a number of shares of Class A Common Stock equal to the maximum number of shares of Class A Common Stock deliverable upon conversion of all shares of Series A Convertible Preferred Stock.

(b) All shares of Class A Common Stock delivered upon conversion of the Series A Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the holders thereof) and free of preemptive rights.

(c) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of Series A Convertible Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d) The Company hereby covenants and agrees that, if at any time the Class A Common Stock shall be listed on any national stock exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and use its commercially reasonable efforts to keep listed, so long as the Class A Common Stock shall be so listed on such exchange or automated quotation system, all Class A Common Stock issuable upon conversion of the Series A Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Class A Common Stock until the first conversion of Series A Convertible Preferred Stock in accordance with the provisions hereof, the Company covenants to list such Class A Common Stock issuable in accordance with the requirements of such exchange or automated quotation system at such time.

Section 15 Compliance with Laws, Etc. The Company shall comply, and cause each of its Subsidiaries to comply with all applicable laws, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect (as such term is defined in the Securities Purchase Agreement).

Section 16 Publicity. All press releases or other public communications or announcements relating to the Series A Convertible Preferred Stock contemplated hereby, and the method of the release for publication thereof, shall be subject to the prior written approval of the Holder Majority and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the provisions of this Section 16 shall not apply to the extent that a public announcement is required by applicable securities laws, any governmental authority or stock exchange rule; provided further, that the party making such announcement shall use commercially reasonably efforts to consult with the other parties in advance as to its form, content and timing.

Section 17 Preemptive Rights.

(a) If, after the Initial Issue Date, the Company intends to issue New Securities for cash to any Person, then, at least 15 Business Days prior to the issuance of the New Securities, the Company shall deliver to the holders of the Series A Convertible Preferred Stock an offer (the “Offer”) to issue the New Securities to such holders upon the terms set forth in this Section 17; provided, however, that the Company shall have no obligation to make an Offer unless at such time such holder has record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of at least 50% of the aggregate of shares of Series A Convertible Preferred Stock and shares of Series A-1 Convertible Preferred Stock issued to such holder on the Initial Issue Date (including any shares of Series A Convertible Preferred Stock issued upon conversion of Series A-1 Preferred Stock pursuant to Section 10).

(b) Notwithstanding the foregoing, the Company in its discretion may voluntarily provide an Offer to the holders of Series A Convertible Preferred Stock even if the foregoing conditions have not been satisfied. The Offer shall state that the Company proposes to issue the New Securities and shall specify their number and terms (including purchase price). Any Offer may contemplate market flex terms for the issuance of the New Securities. The Offer shall remain open and irrevocable for a period of 15 Business Days (the “Offer Period”) from the date of its delivery.

(c) Each holder of Series A Convertible Preferred Stock shall have the right to purchase its Proportionate Portion of the New Securities on the terms and conditions set forth in the Offer by delivering written notice of acceptance thereof to the Company during the Offer Period. The closing of the purchase of New Securities by each such holder shall be held at the principal office of the Company at 11:00 a.m. local time on the closing date set forth in the Offer or at such other time and place as the parties to the transaction may agree. At such closing, the Company shall deliver the New Securities to each such holder against payment of the purchase price therefor by such holder. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to consummate such transactions.

(d) If a holder of Series A Convertible Preferred Stock does not elect to purchase all of the New Securities pursuant to this Section 17, the Company may sell the New Securities on terms and conditions that are no more favorable in the aggregate to the applicable holder than those set forth in the Offer, provided the Company first offers such non purchased securities to the other Initial Holders of the Series A Convertible Preferred Stock as set forth in this Section 17 on a pro rata basis consistent with their Proportionate Portion, and such offer shall remain open and irrevocable for a period of 5 Business Days. If such sale is not consummated within 180 days of the date upon which the Offer is given, then no issuance of New Securities may be made thereafter by the Company without again offering the same to holders of Series A Convertible Preferred Stock in accordance with this Section 17.

Section 18 Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the Company and holders of the Series A Convertible Preferred Stock shall not report on its tax returns or otherwise (including information returns) or otherwise treat (1) any Preferential Coupons or PIK Coupons that have accrued on the Series A Convertible Preferred Stock but not have been paid in cash as constructive distributions required to be included into income of any holder of Series A Convertible Preferred Stock (or its direct or indirect owners, as applicable) pursuant to Section 305(c) of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise treat such Preferential Coupons or PIK Coupons as distributions required to be included in income on a current basis or (2) the Series A Convertible Preferred Stock as having any redemption premium within the meaning of Treasury Regulations Section 1.305-5(b) (and any corresponding provision of state or local law); except in each case as required by any of the following: (w) a change in relevant law occurring after the Initial Issue Date, (x) after the Initial Issue Date, the promulgation of relevant final U.S. Treasury Regulations addressing instruments similar to the Series A Convertible Preferred Stock (from and after the effective date of such final regulations), (y) any amendment to the terms of this Certification of Designations that is made with the necessary consent of the holders of the Series A Convertible Preferred Stock or (z) a “determination” within the meaning of section 1313(a) of the Code.

Section 19 Information Rights. The Company covenants that it shall furnish each holder of Series A Convertible Preferred Stock (provided that any holder may waive the right to receive any information under this Section 19 (including any information constituting material non-public information) by providing written notice to the Company) who owns at least 50% of the aggregate of shares of Series A Convertible Preferred Stock and shares of Series A-1 Convertible Preferred Stock (including any shares of Series A Convertible Preferred Stock issued upon conversion of Series A-1 Preferred Stock pursuant to Section 10) that it owns as of the Initial Issue Date:

(a) Within thirty (30) days after the end of each calendar month during each fiscal year of the Company, a copy of the unaudited consolidated financial statements of the Company, consisting of a consolidated balance sheet as of the close of such month and related consolidated statements of income and cash flows for such month and from the beginning of such Fiscal Year to the end of such month, prepared in accordance with generally accepted accounting principles on a consistent basis, subject to the lack of footnote disclosure and year-end adjustments;

(b) Within the then applicable time periods under the Exchange Act, a copy of the unaudited consolidated financial statements of the Company for each of the first three fiscal quarters of the Company’s fiscal year, consisting of a consolidated balance sheet as of the close of such quarter and related consolidated statements of income and cash flows for such quarter and from the beginning of such fiscal year to the end of such quarter, prepared in accordance with generally accepted accounting principles on a consistent basis, subject to the lack of footnote disclosure and year-end adjustments, which will be deemed delivered if such financial statements are filed with the Securities and Exchange Commission and made available on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) in full without redaction;

(c) Within the then applicable time periods under the Exchange, a copy of its annual report, audited by a nationally recognized independent, certified public accounting firm, reasonably acceptable to the Board of Managers of the Operating LLC, including consolidated balance sheet and related consolidated statements of income, cash flows and members equity of the Operating LLC and its Subsidiaries for such fiscal year, with comparative figures for the preceding fiscal year, prepared in accordance with generally accepted accounting principles on a consistent basis, which will be deemed delivered if such financial statements are filed with the Securities and Exchange Commission and made available on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) in full without redaction;

(d) At least thirty (30) days prior to the end of each fiscal year, a detailed annual consolidated operating budget and cash flow schedule that has been presented for approval to, and has been approved by, the Board of Directors, prepared on a monthly and annual basis for the Company and its Subsidiaries for the succeeding fiscal year (displaying anticipated statements of income and cash flows and balance sheets (the “Annual Budget”)), and promptly, upon preparation thereof, any other significant budgets which the Company or any of its Subsidiaries prepares (including any revisions of such annual or other budgets); and within thirty (30) days after any monthly period in which there is a material deviation from the Annual Budget, a statement from the Company’s chief executive officer or chief financial officer explaining the deviation and the actions the Company and its Subsidiaries have taken and propose to take with respect thereto; and

(e) the Company will, within 10 Business Days (or, if after using commercially reasonable efforts to schedule such call, at such later date as agreed to by the Holder Majority) after the date of the delivery of the financial statements pursuant to Section 11(b) above, hold a conference call or teleconference, at a time selected by the Company and reasonably acceptable to the Holder Majority, to review the financial results of the previous fiscal quarter of the Company; provided that no such call will be required if each holder of Series A Convertible Preferred Stock was entitled to participate in a similar call with respect to the Financing Agreement or pursuant to the terms of any other indebtedness of the Company.

Section 20 Specific Performance. The Company and the holders of the Series A Convertible Preferred Stock agree that the holders of the Series A Convertible Preferred Stock, on the one hand, and the Company, on the other hand, would be irreparably damaged if any of the provisions of this Certificate of Designations are not performed in accordance with their specific terms by the Company, on the one hand, or the holders of the Series A Convertible Preferred Stock, on the one hand, and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Company or any holder of the Series A Convertible Preferred Stock may be entitled, at law or in equity, the Company and such holders shall be entitled to injunctive relief to prevent breaches of the provisions of this Certificate of Designations and specifically to enforce the terms and provisions hereof.

Section 21 Corporate Opportunity; General Corporation Law. The Company waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, and the provisions of Section 203 of the General Corporation Law, with respect to any holder of Series A Convertible Preferred Stock or any member of the Board of Directors appointed thereby (and no polices of the Board of Directors will be deemed to contravene any such waiver with respect to the holders of Series A Convertible Preferred Stock)

Section 22 Other Rights. The Series A Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate of Designations, the Securities Purchase Agreement, the LLC Agreement, any document referred to in the foregoing, or as provided by applicable law. For avoidance of doubt, none of the rights or preferences set forth in this Certificate of Designations pursuant to Section 4, Section 6(c), Section 11, Section 12 or Section 17 shall be applicable to any use of the proceeds of the offer and sale of the Series A Convertible Preferred Stock pursuant to the Securities Purchase Agreement or in connection with any transaction contemplated by the Up-C Steps Memo (as defined in the Securities Purchase Agreement).

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by [    ], its [    ], this [    ] day of [    ], 2021.

XPONENTIAL FITNESS, INC.
By:	/s/ [ ]
	Name:	[ ]
	Title:	[ ]

Exhibit A

FORM OF NOTICE OF CONVERSION

(To be Executed by the Holder

in Order to Convert 6.50% Series A Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) 6.50% Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), of Xponential Fitness, Inc. (hereinafter called the “Corporation”) into Class A Common Stock, par value $0.01 per share, of the Corporation (the “Class A Common Stock”) according to the conditions of the Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”), as of the date written below.

If Class A Common Stock is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Series A Convertible Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Applicable Conversion Rate:

Shares of Series A Convertible Preferred Stock to be Converted:

Shares of Class A Common Stock to be Issued:

Signature:
Name:
Address:*
Fax No.:

*	Address where Class A Common Stock and any other payments or certificates shall be sent by the Corporation.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of 6.50% Series A Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of 6.50% Series A Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent.

The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name in which your shares of Series A Convertible Preferred Stock are registered)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)